     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998



                                                      REGISTRATION NO. 333-57839

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              BOWATER INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      62-072180
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                             GREENVILLE, S.C. 29602
                                 (864) 271-7733
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              WENDY C. SHIBA, ESQ.
            VICE PRESIDENT, SECRETARY AND ASSISTANT GENERAL COUNSEL
                              BOWATER INCORPORATED
                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                              GREENVILLE, SC 29602
                                 (864) 271-7733
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:
                             ALLEN FINKELSON, ESQ.
                            CRAVATH, SWAINE & MOORE
                               825 EIGHTH AVENUE
                               NEW YORK, NY 10019
                                 (212) 474-1000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                              BOWATER INCORPORATED

                                  COMMON STOCK

                          (PAR VALUE $1.00 PER SHARE)


     This prospectus relates to shares of common stock, par value $1.00 per share (the "Bowater Common Stock"), of Bowater Incorporated, a Delaware corporation ("Bowater"), to be issued upon exchange (by way of redemption or purchase) of exchangeable shares (the "Exchangeable Shares") of Bowater Canada Inc., an indirectly owned subsidiary of Bowater organized under the laws of Canada ("Bowater Canada"). The Exchangeable Shares are being issued by Bowater Canada in exchange for certain of the common shares (the "Avenor Common Shares") of Avenor Inc. ("Avenor") pursuant to the terms of an Amended and Restated Arrangement Agreement dated as of March 9, 1998 (the "Arrangement Agreement") and the terms of a plan of arrangement (the "Plan of Arrangement") providing for an arrangement (the "Arrangement") involving Avenor and its shareholders under
Section 192 of the Canadian Business Corporations Act (the "CBCA"). Shares of Bowater Common Stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during the period of time that the Registration Statement to which this prospectus relates remains effective. Bowater, Bowater Canadian Holdings Incorporated, a subsidiary of Bowater organized under the laws of the province of Nova Scotia ("Bowater Holdings") and Bowater Canada will offer shares of Bowater Common Stock in exchange for Exchangeable Shares from time to time. Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Bowater Common Stock. See "Plan of Distribution". All expenses of registration incurred in connection with this offering are being paid by Bowater. Bowater, Bowater Holdings and Bowater Canada will receive the Exchangeable Shares exchanged for the shares of Bowater Common Stock offered hereby. The Bowater Common Stock is currently traded on the New York Stock Exchange (the "NYSE"), U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchange. Bowater is in the process of delisting the Bowater Common Stock from the Swiss Stock Exchange. On July 23, 1998, the closing price of the Bowater Common Stock on the NYSE was $45.50 per share. All dollar references in this Prospectus are to United States dollars ("$") unless otherwise indicated by reference to Canadian dollars ("C$").

                            ------------------------


   SEE "RISK FACTORS" BEGINNING AT PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH ANY INVESTMENT IN THE
                      BOWATER COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                 The date of this Prospectus is July 24, 1998.

                             AVAILABLE INFORMATION

     Bowater is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. Such reports, proxy statements and other information concerning Bowater also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Bowater has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the shares of Bowater Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Bowater and such Bowater Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Bowater with the Commission pursuant to the Exchange Act (File No. 1-8712), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) Bowater's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) Bowater's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) Bowater's Current Report on Form 8-K filed March 19, 1998;

          (d) The Joint Management Information Circular and Proxy Statement on
     Schedule 14A for Bowater filed on June 18, 1998;

          (e) The description of the Bowater Common Stock contained in the Registration Statement of Bowater on Form S-3, File No. 33-51569.

     All documents filed by Bowater pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Bowater hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Bowater at its principal executive offices located at 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602, Attention: Investor Relations Department (telephone number: (864) 271-7733).

                                  RISK FACTORS

     Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before exchanging their Exchangeable Shares for the shares of Bowater Common Stock offered hereby.

RISKS RELATED TO THE EXCHANGE OF EXCHANGEABLE SHARES

  Taxability of the Exchange

     The exchange of Exchangeable Shares for shares of Bowater Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or purchase) and the length of time that the Exchangeable Shares were held prior to an exchange. See "Income Tax Considerations".

  Differences in Canada and U.S. Trading Markets

     The Toronto Stock Exchange (the "TSE") and the Montreal Exchange (the "ME") have both conditionally approved the listing of the Exchangeable Shares on the effective date of the Arrangement, subject to Bowater Canada fulfilling all of the requirements of the TSE and the ME, including distribution of Exchangeable Shares to a minimum number of public shareholders. The Bowater Common Stock is listed on the NYSE, U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchange. Bowater is in the process of delisting the Bowater Common Stock from the Swiss Stock Exchange. Bowater has agreed that the shares of Bowater Common Stock issued pursuant to the Arrangement and issuable from time to time in exchange for the Exchangeable Shares will be listed on the NYSE and the Pacific Exchange, Inc. There is no current intention to list the Exchangeable Shares or Bowater Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and ME and the price at which the shares of Bowater Common Stock will trade will be based upon the market for such shares on the NYSE and the other exchanges upon which they trade. Although Bowater believes that the market price of the Exchangeable Shares on the TSE and ME and the market price of the Bowater Common Stock on the NYSE and such other exchanges will reflect essentially equivalent values, there can be no assurances that the market price of the Bowater Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

  Foreign Property

     Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and ME), the Exchangeable Shares will not be foreign property under the Income Tax Act (Canada), as amended (the "Canadian Tax Act"), for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act is applicable. Shares of Bowater Common Stock will, however, be foreign property for such plans or persons.

RISKS RELATED TO OPERATIONS

  Uncertainties in Integrating Business Operations and Achieving Cost Reductions

     The value of shares of Bowater Common Stock may be affected by the ability of the management of Bowater to achieve the cost reductions from operating and administrative efficiencies and other synergies expected to result from the transaction with Avenor. The consolidation of functions and the integration of departments, systems and procedures present significant management challenges. Although Bowater's management is experienced in achieving cost reductions and operating efficiencies, there can be no assurance that any specified level of cost savings or other synergies will be fully achieved or will be achieved within the time periods contemplated, nor can there be any assurance as to the effect of the transaction with Avenor on Bowater's results of operations.

  Industry Conditions and Competition

     Bowater's operating results reflect the general cyclical pattern of the pulp and paper industry. Most of Bowater's products are world-traded commodity products. Consequently, Bowater, like other participants in this industry, has little direct influence over the timing and extent of price changes. Product pricing is significantly affected by the relationship between industry supply and demand, with the former influenced primarily by fluctuations in available manufacturing capacity and the latter by the health of the economy in general and the strength of print media in particular.

     The markets for Bowater's products are highly competitive, with a number of major companies competing in each market. Certain of Bowater's competitors may have greater financial resources than Bowater. In addition, some of Bowater's competitors are currently lower cost producers in some of the businesses in which Bowater operates, including newsprint. Bowater competes with North American, European, and Asian producers in most of its product lines. Variations in the exchange rate between the United States dollar and other currencies, particularly those of Sweden, Finland, and certain Asian countries, significantly affect the relative competitive position of Bowater as compared to many of its competitors.

     A significant portion of Bowater's revenues are represented by newsprint sales. Any material decline in newsprint prices or any other adverse development in the market for newsprint could have a material adverse effect on Bowater.

     Sales of market pulp constitute the second largest source of revenues of Bowater. Market pulp prices historically have been volatile. Significant declines in market pulp prices or any other adverse development in the market for market pulp could have a material adverse effect on Bowater.

     Trends in electronic data transmission and storage could adversely affect traditional print media, including products of Bowater's customers; however, neither the timing nor extent of these trends can be predicted with certainty. Industry reports indicate that Bowater's newspaper publishing customers in North America have experienced some loss in market share to other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of Bowater's products), cable television and the Internet. Some of these customers are also facing a decline in newspaper readership, circulation and advertising lineage. Bowater does not believe that this is the case in most overseas markets. Bowater's magazine and catalog publishing customers have also been affected by the use of electronic media for merchandising products, while benefiting from the increase in magazine and catalog publications dealing with electronic media, especially computer hardware and software.

  Environmental Regulation and Significant Environmental Expenditures


     Bowater is subject to a variety of federal, state and provincial environmental laws and regulations in the jurisdictions in which it operates. Bowater believes its operations are currently in substantial compliance with applicable environmental laws and regulations.


     In late 1993, the U.S. Environmental Protection Agency (the "EPA") proposed regulations that would impose new air and water quality standards aimed at further reductions of pollutants. Known as the "Cluster Rule", these regulations were issued in final form by the EPA in November 1997. Bowater's compliance period begins in the first quarter of 1998 and extends until the year 2006; however, the majority of the compliance requirements must be met by 2001. These new rules will require capital expenditures at all of Bowater's U.S. paper mills.

     Bowater anticipates spending approximately $60 million to $75 million to enable its present facilities (without giving effect to the Arrangement) to comply with the new effluent guidelines, with the majority to be spent at Bowater's Catawba, South Carolina location. Additional capital expenditures will also be required to meet the new air quality standards. Engineering studies are currently under way to define this additional cost, which is expected (without giving effect to the Arrangement) to be in the same range as the requirement for the effluent guideline expenditure. Bowater's capital spending plan for 1998 (without giving effect to the Arrangement) includes amounts relating to this study and implementation of the new effluent quality regulations. Other than the Cluster Rule regulations described above, Bowater anticipates approximately

$10 million to $15 million of capital expenditures per year for the foreseeable future to maintain the compliance of its existing operations (without giving effect to the Arrangement) with environmental regulations. In addition to these capital expenditures, Bowater will take on environmental capital expenditures that Avenor has currently projected to be C$20 million over the period 1998 to 2000 to allow Avenor's facilities to meet the requirements of current environmental laws and regulations applicable to Avenor.

     Regulations adopted in British Columbia have an additional objective to be met before the end of 2002 with respect to the reduction of adsorbable organic halogens (AOX) to non-detectable levels, which could require Bowater to undertake significant further capital expenditures. Currently, it is unclear what action would be required to meet this objective in its present form and, therefore, the cost of additional capital expenditures cannot be estimated.

     Unforeseen expenditures required to allow Bowater to remain in compliance with laws and regulations governing air emissions, wastewater discharge, waste management and landfill sites, including site or other remediation costs, or unforeseen environmental liabilities, could have an adverse effect on Bowater's business and financial condition. There can be no assurance that internally generated funds or other sources of liquidity will be sufficient for Bowater's requirements with respect to unforeseen environmental compliance expenditures. Additionally, there can be no assurance that changes in the substance or enforcement of environmental laws and regulations or their application will not require further significant expenditures.

  Increased Exposure to Currency Fluctuations

     Most of Bowater's sales and costs are denominated in U.S. dollars. Most of Avenor's sales are also denominated in U.S. dollars, but many of its costs are denominated in Canadian dollars. After giving effect to the transaction with Avenor, Bowater will have increased exposure to fluctuations in the Canadian dollar. As a result, Bowater's earnings will be affected to a greater extent than in the past by increases or decreases in the value of the Canadian dollar. Increases in the value of the Canadian dollar versus the U.S. dollar would tend to reduce reported earnings in U.S. dollar terms, and decreases in the value of the Canadian dollar would tend to increase reported earnings.

  Increased Leverage


     Bowater is financing the cash consideration to be paid in connection with the Arrangement and related fees and expenses through the use of existing cash and marketable securities and borrowings under a committed $1 billion unsecured credit facility, a substantial portion of which is unused. As a result of the new borrowings and addition of Avenor's existing debt, Bowater's indebtedness as a percentage of total capitalization will be higher than in recent years. Bowater anticipates repaying a substantial portion of indebtedness through the planned sale of Avenor's Dryden, Ontario mill. However, there can be no assurance as to the timing of any such sale or the amount of the proceeds to be received therefrom. If Bowater is unsuccessful in completing the sale of the Dryden, Ontario mill, Bowater's leverage will remain at a higher than normal level for a longer period than if the sale were completed. While such higher leverage would not be above reasonable levels within the forest products industry, such leverage would increase Bowater's financial risk by: (i) increasing the cost of additional financing for working capital, capital expenditures, and other purposes and (ii) increasing the amount of cash flow dedicated to the payment of interest and principal.


  Effect of Weak Asian Markets


     On July 15, 1998, Bowater acquired the Daebul Newsprint Mill, located on the southwest coast of South Korea. Neither Bowater nor Avenor currently has any other production facilities located in Asia. Asian demand for paper and pulp products has declined as a result of weak economic conditions and financial market turmoil, leading to downward pricing pressure and a reduction of shipments into the region. In addition, producers for the Asian markets have redirected their tonnage to other regions, thereby creating a downward pressure on prices elsewhere.


     In 1997, Bowater and Avenor had export sales to Asia totaling 6% and 21%, respectively, of total net revenues, compared with 8% and 22% in 1996. Since late 1997, tonnage that Bowater and Avenor otherwise would have shipped to Asia has in general been shifted to markets that are experiencing stronger demand such as the United States, Latin America and Europe. This stronger demand has substantially offset the effect of the Asian weakness on the total volume of shipments by Bowater and Avenor. There can be no assurance that non-Asian markets will continue to absorb reduced Asian demand.


     Weak market conditions in Asia may continue to have an adverse effect on the level of worldwide demand for pulp and paper products as producers for the Asian markets may continue to redirect their tonnage to other regions. Significant future weakness in Asian markets could erode world-wide pricing for Bowater's and Avenor's products, thereby adversely affecting Bowater's financial results. In addition, Asian producers may use their depreciated currencies to increase exports. Any significant destabilization of one or more major Asian trading currencies could further erode prices for commodity-grade products such as those produced by Bowater and Avenor.


                                    BOWATER

     Bowater is engaged in the manufacture, sale and distribution of newsprint, directory paper, uncoated groundwood specialties, coated groundwood paper, market pulp and lumber. Bowater markets and distributes its various products in North America, Latin America, Europe, Asia and the Pacific Rim. Bowater's principal executive offices are located at 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602, and its telephone number is (864) 271-7733.


                                USE OF PROCEEDS


     Because the shares of Bowater Common Stock offered hereby will be issued upon the exchange (by way of redemption or purchase) of Exchangeable Shares, Bowater will receive no cash proceeds therefrom.


                          DESCRIPTION OF CAPITAL STOCK



     As of the date of this Prospectus, Bowater is authorized to issue 100,000,000 shares of Bowater Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share, issuable in series (the "Bowater Preferred Stock"). The Board of Directors of Bowater (the "Bowater Board"), without further shareholder action, is authorized to provide for the issuance of shares of Bowater Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of July 22, 1998, which was prior to the effective date of the Arrangement, there were 40,562,727 shares of Bowater Common Stock issued and outstanding and 264,318 shares of 8.4% Series C Cumulative Preferred Stock, par value $1.00 per share (the "Bowater Series C Preferred Stock") issued and outstanding. As of the date hereof, there is one share of Special Voting Stock, par value $1.00 per share (the "Special Voting Stock"), issued and outstanding. After giving effect to the Arrangement, there will be approximately 52,864,086 shares of Bowater Common Stock issued and outstanding. Approximately 6,504,086 additional shares of Bowater Common Stock may be issued in the future in exchange for Exchangeable Shares.



BOWATER COMMON STOCK



     Shares of Bowater Common Stock have a par value of $1.00 per share. The holders of Bowater Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Bowater Common Stock. Cumulative voting for the election of directors is not authorized by Bowater's Restated Certificate of Incorporation, as amended (the "Bowater Certificate"). Subject to the rights of the holders of any class of capital stock of Bowater having any preference or priority over the Bowater Common Stock (such as the Bowater Series C Preferred Stock), the holders of shares of Bowater Common Stock are entitled to receive such dividends as may be declared by the Bowater Board out of funds legally available therefor and are entitled upon any liquidation, dissolution or winding-up of Bowater to receive ratably the net assets of Bowater available for distribution. The Support Agreement dated July 24, 1998, among Bowater, Bowater Holdings and Bowater Canada (the "Support Agreement"), prohibits Bowater from declaring or paying any dividend on the Bowater Common Stock unless (a) Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (b) Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Bowater Common Stock, and there are no dividends in arrears or default.

BOWATER SERIES C PREFERRED STOCK

     The Bowater Board has designated 850,000 authorized shares of Bowater Preferred Stock as Bowater Series C Preferred Stock. All of the shares of Bowater Series C Preferred Stock are held by Sun Trust Bank, as depositary for the holders of Depositary Shares of Bowater (the "Bowater Depositary Shares"). Each of the Bowater Depositary Shares represents a one-fourth interest in a share of Bowater Series C Preferred Stock and entitles the holder to that proportion of the rights and preferences of the Bowater Series C Preferred Stock (including dividend, voting and liquidation rights) represented thereby. The Bowater Depositary Shares are evidenced by depositary receipts ("Depositary Receipts") issued pursuant to a Deposit Agreement, dated as of February 1, 1994, by and among Bowater, the Sun Trust Bank and the holders from time to time of the Depositary Receipts. Dividends on the Bowater Series C Preferred Stock are cumulative from the date of initial issuance and are payable quarterly on January 15, April 15, July 15 and October 15 of each year in the amount of $2.10 per quarter. Each Bowater Series C Preferred Stock has a liquidation preference over the Special Voting Stock and Bowater Common Stock of $100 plus an amount equal to accrued and unpaid dividends thereon (whether or not declared). The Bowater Series C Preferred Stock is not redeemable prior to February 8, 1999. On or after that date, the Bowater Series C Preferred Stock is redeemable at the option of Bowater, in whole or in part, at $100 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends (whether or not declared) to the redemption date. The Bowater Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of Bowater. The Depositary Shares are listed on the NYSE. The Bowater Series C Preferred Stock is not so listed, and there is no trading market for the Series C Preferred Stock except as represented by the Depositary Shares.

BOWATER SPECIAL VOTING STOCK


     The Bowater Board has designated one authorized share of Bowater Preferred Stock as Special Voting Stock, par value $1.00 per share (the "Special Voting Stock"). The holder of the share of Special Voting Stock is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Bowater or its affiliates as to which the holder of the share of Special Voting Stock has timely received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (as defined below). The holders of Bowater Common Stock and the holder of the share of Special Voting Stock vote together as a single class on all matters. The Special Voting Stock, with respect to rights on liquidation, dissolution and winding-up, ranks senior to all classes of common stock of Bowater and junior to any other class or series of Bowater Preferred Stock. In the event of any liquidation, dissolution or winding-up of Bowater, the holder of the share of Special Voting Stock will be entitled to receive, prior to any distributions to holders of the shares of Bowater Common Stock, $10.00 out of the assets of Bowater available for distribution to its shareholders. No dividends are payable on the share of Special Voting Stock. The Special Voting Stock has been issued to Montreal Trust Company of Canada, as trustee (together with its successors, the "Trustee") under the Voting and Exchange Trust Agreement dated July 24, 1998, among Bowater, Bowater Holdings, Bowater Canada and the Trustee (the "Voting and Exchange Trust Agreement"). The share of Special Voting Stock is not subject to redemption except that, at such time as there are no Exchangeable Shares outstanding not owned by Bowater or its affiliates, the share of Special Voting Stock will be automatically redeemed and canceled, with an amount equal to $10.00 due and payable upon such redemption.


CERTAIN CERTIFICATE, BYLAW AND CONTRACT PROVISIONS

     Certain provisions of the Bowater Certificate or the Bylaws of Bowater (the "Bowater Bylaws") may have the effect of delaying, deferring or preventing a change in control of Bowater. These provisions include:

those regarding a classified board of directors; the supermajority shareholder or special director voting requirements for approval of certain business combinations and for filling vacancies on the Bowater Board under certain circumstances; the requirement that the shareholders may act only through a shareholders meeting, coupled with the provision that only the Bowater Board or certain executive officers can call a special meeting of the shareholders; the requirements under the Bowater Bylaws for submitting proposals at shareholder meetings; the ability of the Bowater Board to issue preferred stock issued serially without prior approval of the shareholders and which may have various voting rights designated by the directors, including a separate right to approve a merger or sale of substantially all of the assets of Bowater; and the supermajority voting requirements to amend certain provisions of the Bowater Certificate or, in certain circumstances, various provisions (including the notice provisions) of the Bowater Bylaws. Certain provisions in Bowater's employment contracts, change-in-control agreements, stock option plans, severance pay plans, and qualified and nonqualified benefit plans, in Bowater's credit agreements, and in the indentures relating to Bowater's outstanding debt securities may also have the effect of inhibiting a change of control of Bowater.


                              PLAN OF DISTRIBUTION



     Pursuant to the Plan of Arrangement, Bowater Holdings and Bowater Canada acquired all outstanding Avenor Common Shares and each holder of an Avenor Common Share is receiving for each such share, at such holder's election, subject to proration, (i) C$35 in cash, without interest thereon, (ii) a number of shares of Bowater Common Stock equal to the Exchange Ratio (described below),
(iii) a number of Exchangeable Shares equal to the Exchange Ratio or (iv) a combination of the foregoing. The "Exchange Ratio" equals 0.482053, which is C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the NYSE for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than $55.6187 or less than $45.5062), which weighted average trading price was $48.6636, and the noon spot rate of exchange for one U.S. dollar (expressed in Canadian dollars) on the last of such trading days based on information provided by the Bank of Canada, which noon spot rate of exchange was 1.492. The proration provisions in the Plan of Arrangement operated to reduce the number of Avenor Common Shares that are being exchanged for shares of Bowater Common Stock and/or Exchangeable Shares to approximately 82 percent of the Avenor Common Shares with respect to which elections for shares of Bowater Common Stock and/or Exchangeable Shares were originally made or deemed to be made. Pursuant to a supplemental indenture dated July 24, 1998, among Bowater, Bowater Canada, Avenor and Montreal Trust Company, as trustee, holders of the 7.5% Convertible Debentures due 2004 of Avenor (the "Avenor Convertible Debentures") who did not convert their Avenor Convertible Debentures prior to the Arrangement, are entitled to convert their Avenor Convertible Debentures into either (i) 2.191 Exchangeable Shares per C$100 principal amount of Avenor Convertible Debentures or (ii) C$79.54 plus 1.0955 Exchangeable Shares per C$100 principal amount of Avenor Convertible Debentures.



     Bowater Common Stock may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of shares of Bowater Common Stock (see "-- Procedures for Issuance of Bowater Common Stock -- Retraction of Exchangeable Shares by Holders"); (ii) Bowater Holdings or Bowater Canada may, under certain circumstances, purchase or redeem such Exchangeable Shares by exchanging therefor an equal number of shares of Bowater Common Stock (see
"-- Procedures for Issuance of Bowater Common Stock -- Redemption of Exchangeable Shares"), and (iii) upon liquidation of Bowater or Bowater Canada, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for shares of Bowater Common Stock (see "-- Procedures for Issuance of Bowater Common Stock -- Liquidation of Bowater Canada",
"-- Insolvency of Bowater Canada" and "-- Liquidation of Bowater"). No broker, dealer or underwriter has been engaged in connection with the offering of the Bowater Common Stock made hereby.



     The following is a description of the terms on which Bowater Common Stock may be issued in exchange for the Exchangeable Shares. Such terms are set forth in the provisions attaching to the Exchangeable Shares (the "Exchangeable Share Provisions") as set forth in Exhibit 1 to the Plan of Arrangement, the Plan of Arrangement and certain provisions of the Voting and Exchange Trust Agreement. The Arrangement

Agreement, in which the Plan of Arrangement (including the Exchangeable Share Provisions) is included as Schedule A, and the form of Voting and Exchange Trust Agreement are included as exhibits to the Registration Statement of which this Prospectus constitutes a part, and the following description is qualified in its entirety by reference to the Plan of Arrangement (including the Exchangeable Share Provisions) and the Voting and Exchange Trust Agreement.


PROCEDURES FOR ISSUANCE OF BOWATER COMMON STOCK

  Retraction of Exchangeable Shares by Holders

     Holders of the Exchangeable Shares are entitled at any time to retract (i.e., to require Bowater Canada to redeem) any or all Exchangeable Shares owned by them and to receive an amount per Exchangeable Share to be satisfied by the delivery of one share of Bowater Common Stock (the "Retraction Price") in exchange therefor, subject to the right (the "Retraction Call Right") of Bowater Holdings described below. Holders of Exchangeable Shares may effect such retraction by presenting to Bowater Canada or its transfer agent a certificate or certificates representing the Exchangeable Shares the holder desires to have Bowater Canada redeem, together with such other documents and instruments as may be required under the CBCA or the by-laws of Bowater Canada or by the transfer agent, and a duly executed retraction request (the "Retraction Request") (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by Bowater Canada, (ii) stating the business day on which the holder desires to have Bowater Canada redeem such Retracted Shares (the "Retraction Date"), provided that the Retraction Date is not less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by Bowater Canada and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date will be deemed to be the fifteenth business day after the date on which the Retraction Request is received by Bowater Canada, and (iii) acknowledging the Retraction Call Right of Bowater Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request will be deemed to be a revocable offer by the holder to sell the Retracted Shares to Bowater Holdings in accordance with the Retraction Call Right on the terms and conditions described below.

     Upon receipt by Bowater Canada of a Retraction Request, Bowater Canada will promptly notify Bowater and Bowater Holdings of the Retraction Request. In order to exercise its Retraction Call Right, Bowater Holdings must notify Bowater Canada of its determination to do so (the "Bowater Holdings Call Notice") within five business days of notification to Bowater Holdings by Bowater Canada of the receipt by Bowater Canada of the Retraction Request. If Bowater Holdings delivers the Bowater Holdings Call Notice within such five business days time period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will not redeem the Retracted Shares and Bowater Holdings will purchase from such holder and such holder will sell to Bowater Holdings on the Retraction Date the Retracted Shares for the Retraction Price. In the event that Bowater Holdings does not deliver a Bowater Holdings Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will redeem the Retracted Shares on the Retraction Date for the Retraction Price.

     A holder of Retracted Shares may, by notice in writing given by the holder to Bowater Canada before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Bowater Holdings will be deemed to have been revoked.

     If, as a result of solvency provisions of applicable law, Bowater Canada is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Bowater Canada will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Bowater Canada as a consequence of such applicable law or purchased by Bowater Holdings will be deemed to have required Bowater to purchase such unretracted shares in exchange for Bowater Common Stock on the Retraction Date pursuant to the exchange right provided for in the Voting and Exchange Trust Agreement described below. See
"-- Insolvency of Bowater Canada".

  Redemption of Exchangeable Shares

     Subject to applicable law and the exercise by Bowater Holdings of its right (the "Redemption Call Right") described below, on the date (the "Redemption Date"), if any, established by the Board of Directors of Bowater Canada, which date will not be earlier than June 30, 2008 (except as described in the following sentence), Bowater Canada may, at its option and (except in the case of an acquisition of Control of Bowater (as described in Plan of Arrangement), in which case, in the event the Board of Directors of Bowater Canada elects to redeem the Exchangeable Shares, the notice will be provided the number of days prior to the Redemption Date as the Board of Directors of Bowater Canada determines to be reasonably practicable under the circumstances), upon at least 60 days prior notice to the holders of the Exchangeable Shares, redeem the whole of the then outstanding Exchangeable Shares for an amount per Exchangeable Share to be satisfied by the delivery of one share of Bowater Common Stock (the "Redemption Price"). The Redemption Date may be earlier than June 30, 2008, if earlier than such date there are fewer than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Bowater or its affiliates and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) or a transaction is proposed that will result in an acquisition of Control of Bowater. In the event that a transaction is proposed that will result in Control of Bowater being acquired by any person and the Board of Directors of Bowater Canada elects to redeem the Exchangeable Shares, the Redemption Date will be the date immediately prior to the date the acquisition of Control of Bowater occurs pursuant to such transaction. On or after the Redemption Date, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Bowater Canada, Bowater Canada will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or hold the Redemption Price for pick up by the holder at the registered office of Bowater Canada or the office of the transfer agent as specified in the written notice.

     Notwithstanding a proposed redemption of the Exchangeable Shares by Bowater Canada on the Redemption Date, pursuant to the Exchangeable Share Provisions, Bowater Holdings is entitled to exercise the Redemption Call Right to purchase on such Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders thereof will be obligated to sell such shares to Bowater Holdings. If Bowater Holdings exercises the Redemption Call Right, Bowater Canada's right to redeem the Exchangeable Shares on the Redemption Date will terminate.

  Liquidation of Bowater Canada

     In the event of the liquidation, dissolution or winding-up of Bowater Canada or any other proposed distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares will be entitled, subject to applicable law, to receive an amount per Exchangeable Share to be satisfied by the delivery of one share of Bowater Common Stock (the "Liquidation Amount") from the assets of Bowater Canada for each Exchangeable Share on the effective date of any liquidation, dissolution or winding up of Bowater Canada or any other distribution of assets of Bowater Canada among its shareholders for the purpose of winding up its affairs (the "Liquidation Date").

     On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required to effect the transfer of Exchangeable Shares under the CBCA or the by-laws of Bowater Canada or by the transfer agent, at Bowater Canada's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Bowater Holdings of its right described below (the "Liquidation Call Right"), Bowater Canada will deliver the Liquidation Amount to such holder at the address recorded in the securities register or hold the Liquidation Amount for pick up by the holder at Bowater

Canada's registered office or the office of the transfer agent, as specified by Bowater Canada in a notice to such holders.

     Upon occurrence of a liquidation, dissolution or winding-up of Bowater Canada or other distribution of assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, Bowater Holdings will have the Liquidation Call Right to purchase all but not less than all of the Exchangeable Shares then outstanding at a purchase price per share equal to the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders of the Exchangeable Shares will be obligated to sell such shares to Bowater Holdings. The purchase by Bowater Holdings of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the Liquidation Date.

  Insolvency of Bowater Canada

     Upon occurrence of a Bowater Canada Insolvency Event (as defined below), the Trustee under the Voting and Exchange Trust Agreement on behalf of the holders of Exchangeable Shares will have the right to require Bowater to purchase any or all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Bowater or its affiliates) for an amount per share to be satisfied by the delivery of one share of Bowater Common Stock. As used herein, a "Bowater Canada Insolvency Event" means the institution by Bowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Bowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Bowater Canada to contest in good faith any such proceedings commenced in respect of Bowater Canada within 30 days of becoming aware thereof, or the consent by Bowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by Bowater Canada of a general assignment for the benefit of creditors, or the admission in writing by Bowater Canada of its inability to pay its debts generally as they become due, or Bowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares in connection with a Retraction Request.

     Upon the occurrence and during the continuance of a Bowater Canada Insolvency Event, a holder of Exchangeable Shares will be entitled, subject to the provisions of the Voting and Exchange Trust Agreement, to instruct the Trustee to exercise the exchange right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Bowater to purchase such Exchangeable Shares from the holder. As soon as practicable following the occurrence of a Bowater Canada Insolvency Event or any event that may, with the passage of time or the giving of notice, become a Bowater Canada Insolvency Event, Bowater Canada and Bowater will give written notice thereof to the Trustee. As soon as practicable after receiving such notice, the Trustee will then notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the exchange right.

  Liquidation of Bowater

     In the event of a Bowater Liquidation Event (as defined below), Bowater will be required to purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Bowater or its affiliates) on the fifth business day prior to the effective date of a Bowater Liquidation Event for a purchase price to be satisfied by the delivery of one share of Bowater Common Stock for each Exchangeable Share purchased. As used herein, a "Bowater Liquidation Event' means any determination by the Bowater Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs or the receipt by Bowater of notice of, or Bowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs, where Bowater has failed to contest in good faith any such proceeding within 30 days of becoming aware thereof. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instrument of transfer as Bowater may reasonably require, Bowater will deliver to such holder the Liquidation Amount.

  Support Agreement


     The Support Agreement provides, among other things, that Bowater will take all actions and do all things necessary or desirable to enable and permit Bowater Canada, in accordance with applicable law, to pay the Liquidation Amount, the Retraction Price or the Redemption Price to holders of Exchangeable Shares as set out above. The form of Support Agreement is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part, and its description is qualified in its entirety by reference thereto.


                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the qualifications and assumptions contained herein, the following discussion is the opinion of Davies, Ward & Beck, Canadian counsel to Avenor, and Fraser & Beatty, Canadian counsel to Bowater, as to the principal Canadian federal income tax considerations, as of the date hereof, generally applicable to holders of Exchangeable Shares who at all relevant times, for purposes of the Canadian Tax Act, hold their Exchangeable Shares and will hold their shares of Bowater Common Stock as capital property and deal at arm's length with, and are not affiliated with, Bowater Canada or Bowater ("Holders"). This discussion does not apply to a Holder with respect to whom Bowater is a foreign affiliate within the meaning of the Canadian Tax Act.

     All Holders should consult with their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and will hold their shares of Bowater Common Stock as capital property for purposes of the Canadian Tax Act. Certain provisions in the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will preclude such financial institutions from treating their Exchangeable Shares and shares of Bowater Common Stock as capital property for purposes of the Canadian Tax Act. This discussion does not take into account the mark-to-market rules, and Holders that are financial institutions for purposes of these rules should consult their own tax advisors.

     This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention (the "Tax Treaty"), and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion takes into account the proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to Holders will not be different in a material adverse way if the Proposed Amendments are not enacted.

     Except for the foregoing, this discussion does not take into account or anticipate any change in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

     WHILE THIS DISCUSSION IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR HOLDER. THEREFORE, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Bowater Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a Holder's liability for tax under the Canadian Tax Act, any cash amounts received by a shareholder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received by a shareholder must be expressed in Canadian dollars at the time such consideration is received.

  HOLDERS RESIDENT IN CANADA

     The following portion of this discussion is applicable to Holders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom the Exchangeable Shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

  Redemption of Exchangeable Shares

     On the redemption (including a retraction) of an Exchangeable Share by Bowater Canada, the Holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital at that time of the Exchangeable Share so redeemed. For these purposes, the redemption proceeds will be the fair market value, at the time of the redemption, of the shares of Bowater Common Stock received from Bowater Canada plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share paid on the redemption. The amount of such deemed dividend generally will be subject to the same tax treatment accorded to dividends on the Exchangeable Shares as described below. On the redemption, the Holder will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the Holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. See "-- Taxation of Capital Gains and Capital Losses" below. In the case of a Holder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     In the case of a Holder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the Holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Subject to the discussion below, in the case of a Holder that is a corporation other than a "specified financial institution" (as defined in the Canadian Tax Act), dividends received or deemed to be received on the Exchangeable Shares normally will be included in the corporation's income and deductible in computing its taxable income.

     A Holder that is a "private corporation" (as defined in the Canadian Tax
Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the Holder's taxable income.

     If Bowater or any person with whom Bowater does not deal at arm's length is a "specified financial institution" for the purposes of the Canadian Tax Act at the time a dividend is paid on an Exchangeable Share, then, subject to the exemption described in the next paragraph, dividends received or deemed to be received by a Holder that is a corporation will be fully includible in income and will not be deductible in computing taxable income under Part I of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation controlled by one or more such entities, or related to such entities. Bowater has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time. However, there can be no assurances that this status will not change prior to any dividend on the Exchangeable Shares being received or deemed to be received by a corporate Holder.

     This denial of the dividend deduction to a corporate Holder will not apply if at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE and the ME), Bowater controls Bowater Holdings and Bowater Canada, and the recipient (together with persons with whom the recipient does not deal at arm's length and any partnership or trust of which the recipient or such person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares.

     The Exchangeable Shares will be "term preferred shares" as defined in the Canadian Tax Act. Consequently, in the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if:

          (i) where neither Bowater nor any person with whom Bowater does not deal at arm's length is a specified financial institution at the time the dividend is received, the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

          (ii) in any case, at the time the dividend is received by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the ME) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

In addition, to the extent that a deemed dividend arises on the redemption of the Exchangeable Shares by Bowater Canada, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares. Specified financial institutions should consult their own tax advisors.

     A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Bowater Canada will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax
Act) paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under
Part IV.1 of the Canadian Tax Act applicable to certain corporations.

  Exchange of Exchangeable Shares with Bowater Holdings or Bowater

     On the exchange of an Exchangeable Share with Bowater Holdings or Bowater for shares of Bowater Common Stock, the Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Holder of the Exchangeable Share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the shares of Bowater Common Stock plus any other amount received by the Holder from Bowater Holdings or Bowater as part of the exchange consideration. See
"-- Taxation of Capital Gains and Capital Losses" below.

     BECAUSE OF THE EXISTENCE OF THE RETRACTION CALL RIGHT, THE REDEMPTION CALL RIGHT AND THE LIQUIDATION CALL RIGHT, A HOLDER OF AN EXCHANGEABLE SHARE CANNOT CONTROL WHETHER SUCH HOLDER WILL RECEIVE BOWATER COMMON STOCK BY WAY OF REDEMPTION OF THE EXCHANGEABLE SHARE BY BOWATER CANADA OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARE BY BOWATER HOLDINGS OR BOWATER. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE.

  Disposition of Shares of Bowater Common Stock

     The cost of a share of Bowater Common Stock received on a retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such share at the time of such event. A disposition or deemed disposition of a share of Bowater Common Stock by a Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition. The adjusted cost base to a Holder of shares of Bowater Common Stock acquired on a retraction, redemption or exchange of an Exchangeable Share will be determined by averaging the cost of such share with the adjusted cost base of all other shares of Bowater Common Stock held by such Holder as capital property immediately before the retraction, redemption or exchange, as the case may be. See "-- Taxation of Capital Gains and Capital Losses" below.

  Dividends on Bowater Common Stock

     Dividends on shares of Bowater Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual Holder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act.

  Taxation of Capital Gains and Capital Losses

     Three-quarters of any capital gain ("taxable capital gain") must be included in a Holder's income for the year of disposition. Three-quarters of any capital loss ("allowable capital loss") generally must be deducted by the Holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.

     Capital gains realized by an individual or trust, other than other certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

     A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

     If the Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which the corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares. Holders to whom these rules may be relevant should consult their own tax advisors.

  Eligibility for Investment

     Shares of Bowater Common Stock will be foreign property under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act applies.

     Shares of Bowater Common Stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the NYSE (or are listed on another prescribed stock exchange).

  Foreign Property Information Reporting

     A holder of shares of Bowater Common Stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property", including such shares, at any time in the year or fiscal period exceeds Canadian $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of Bowater Common Stock should consult its own advisors about whether it must comply with these rules. On October 2, 1997, the Minister of Finance (Canada) and the Minister of National Revenue announced that this requirement to report such specified foreign property is suspended pending a review and that the first filing date has been delayed until April 1999.

  HOLDERS NOT RESIDENT IN CANADA

     The following portion of the discussion is applicable to Holders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Exchangeable Shares or will hold shares of Bowater Common Stock and, except as specifically discussed below, to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, such shares are not "designated insurance property" as defined in the Canadian Tax Act.


     Generally, Exchangeable Shares and shares of Bowater Common Stock will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which currently include the NYSE, the TSE and the ME), the Holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares or the shares of Bowater Common Stock, as applicable, in connection with carrying on a business in Canada and the Holder, persons with whom such Holder does not deal at arm's length, or the Holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Bowater Canada or Bowater, as applicable, at any time within five years preceding the particular time. Exchangeable Shares will be deemed to be taxable Canadian property to a Holder who made a joint tax election under Section 85 of the Canadian Tax Act on the acquisition of the Exchangeable Shares. In the case of Bowater, even if the Holder exceeds the 25% threshold referred to in the preceding sentence with respect to shares of Bowater Common Stock, such shares of Bowater Common Stock may not be taxable Canadian property. At the time of disposition such a Holder should consult its own tax advisors to determine whether its shares of Bowater Common Stock constitute taxable Canadian property at that time. The TSE and the ME have conditionally approved the listing of the Exchangeable Shares, subject to Bowater Canada fulfilling all of the requirements of the TSE and the ME, including distribution of the Exchangeable Shares to a minimum number of public shareholders.


     A Holder of Exchangeable Shares or shares of Bowater Common Stock that are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for shares of Bowater Common Stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of an Exchangeable Share or share of Bowater Common Stock.

     Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Tax Treaty. See "-- United States Federal Income Tax Considerations".

     A Holder whose Exchangeable Shares are redeemed by Bowater Canada (either under Bowater Canada's redemption right or pursuant to the Holder's retraction rights) will be deemed to receive a dividend as described above under "-- Holders Resident in Canada -- Redemption of Exchangeable Shares". Any such deemed dividend will be subject to withholding tax as described in the preceding paragraph. Holders cannot control whether they will realize a deemed dividend or proceeds of disposition on an exchange of the Exchangeable Shares for shares of Bowater Common Stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion of the principal United States federal income tax consequences generally applicable to a United States Holder (as defined below) of Exchangeable Shares arising from and relating to the receipt and ownership of shares of Bowater Common Stock, is the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), who acted as United States counsel to Avenor ("Fried Frank") in connection with the Arrangement, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto. This discussion is based, in part, on certain representations and agreements made by Bowater and Bowater Canada, and the assumption that such representations were, as of the date made and as of the effective time of the Arrangement, true and correct, that such agreements will be complied with and that the Plan of Arrangement will be consummated in accordance with its terms.


     As used herein, a "United States Holder" includes a holder of Exchangeable Shares or shares of Bowater Common Stock, as the case may be, who is a citizen or individual resident of the United States, a corporation created or organized in or under the laws of the United States, or of any political subdivision thereof, an estate or other entity the income of which is includible in its gross income for United States federal income tax purposes without regard to its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar, holders who hold Exchangeable Shares or shares of Bowater Common Stock, as the case may be, as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Exchangeable Shares or shares of Bowater Common Stock, as the case may be, and one or more other investments (other than by virtue of their participation in the Arrangement) and holders of Exchangeable Shares or shares of Bowater Common Stock, as the case may be, who acquired their Exchangeable Shares or shares of Bowater Common Stock, as the case may be, through the exercise of employee stock options or otherwise as compensation for services. This discussion is limited to United States Holders who hold Exchangeable Shares or shares of Bowater Common Stock, as the case may be, as capital assets.


     This discussion is based on United States federal income tax law in effect as of the date of this Prospectus. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments comparable to the Exchangeable Shares. Consequently, some aspects of the United States federal income tax treatment of an exchange of Exchangeable Shares for shares of Bowater Common Stock are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "Service") regarding the tax consequence of any of the transactions described herein. There can be no assurance that the Service would not challenge the conclusions contained in the discussion below, or that, if challenged, a court would not agree with the Service.


     This discussion does not address aspects of United States taxation other than United States federal income taxation under the U.S. Code, nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. Accordingly, all United States Holders are urged to consult their own tax advisors with respect to the United States federal income tax consequences to them for an exchange of Exchangeable Shares for Bowater Common Stock and the ownership and disposition of shares of Bowater Common Stock in light of their particular circumstances. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Exchangeable Shares or shares of Bowater Common Stock.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF BOWATER COMMON STOCK.

  Exchange of Exchangeable Shares

     Assuming the Exchangeable Shares are treated as issued by Bowater Canada for United States federal income tax purposes, it is anticipated that a United States Holder who exchanges its Exchangeable Shares for shares of Bowater Common Stock generally will recognize gain and should recognize loss on such exchange. Such gain or loss will be equal to the difference between the fair market value of the shares of Bowater Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized. Capital gain or loss will generally be long-term capital gain or loss if the United States Holder's holding period for the Exchangeable Shares is more than one year at the time of the exchange. With respect to non-corporate United States Holders, long-term capital gains will be subject to United States federal income tax at a maximum rate of 28 percent if at the time of the exchange the Exchangeable Shares have been held for more than twelve months, and a maximum rate of 20 percent if at the time of the exchange the Exchangeable Shares have been held for more than eighteen months. A United States Holder will have a tax basis in the shares of Bowater Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares will begin on the day after the exchange. The Service could assert, however, that the Exchangeable Shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the Exchangeable Shares would not increase while held by a United States Holder (and interest incurred in carrying the Exchangeable Shares would not be deductible by a United States Holder). Under certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Bowater Common Stock may be characterized as a tax-free exchange. Whether an exchange would be tax-free will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the time of this Prospectus.

     For United States federal income tax purposes, gain recognized on the exchange of Exchangeable Shares for shares of Bowater Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     The foregoing discussion and the discussion under "-- Passive Foreign Investment Company Considerations" would apply only if the Exchangeable Shares are treated as issued by Bowater Canada, rather than by Bowater, for United States federal income tax purposes. There is some possibility, however, that the Service would assert that the Exchangeable Shares should be treated as issued by Bowater for United States federal income tax purposes. If the Service were to make such assertion successfully, an exchange of Exchangeable Shares for shares of Bowater Common Stock would likely not give rise to taxable gain or loss.

  Passive Foreign Investment Company Considerations

     Assuming that the Exchangeable Shares are treated as issued by Bowater Canada for United States federal income tax purposes, a United States Holder of Exchangeable Shares would be subject to a special adverse tax regime upon its exchange of Exchangeable Shares for Bowater Common Stock if Bowater Canada were, or were to become, a "passive foreign investment company" for United States federal income tax purposes (a "PFIC") during the holder's holding period for its Exchangeable Shares. Bowater Canada generally would be classified as a PFIC for United States federal income tax purposes for any taxable year during which either (i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing, the assets and gross income of Bowater Canada's significant subsidiaries (including, after the consummation of the Arrangement, Avenor) will be proportionately attributed to Bowater Canada.

     While there can be no assurance with respect to the classification of Bowater Canada as a PFIC, Bowater Canada believes that it is not and has not been a PFIC, and Bowater Canada and Bowater intend to endeavor to cause Bowater Canada to avoid PFIC status, although there can be no assurance that they will be able to do so or that their intent will not change. Promptly following the end of each taxable year, Bowater Canada will endeavor to notify United States Holders of Exchangeable Shares if it believes that it was a PFIC for that taxable year and will provide such holders with information sufficient to allow such holders to make certain potentially beneficial elections under the U.S. Code.

     UNITED STATES HOLDERS OF EXCHANGEABLE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF STOCK IN A PFIC AND OF MAKING CERTAIN ELECTIONS IN ORDER TO LESSEN THE ADVERSE NATURE OF THOSE CONSEQUENCES.

  Shareholders Not Resident in or Citizens of the United States

     The following discussion is applicable to a non-United States Holder that acquires Bowater Common Stock in exchange for Exchangeable Shares. As used herein, a "non-United States Holder" is a holder of Exchangeable Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, holders who hold Exchangeable Shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Exchangeable Shares and one or more other investments (other than by virtue of their participation in the Arrangement) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This discussion is limited to non-United States Holders who hold Exchangeable Shares as capital assets and who will hold Bowater Common Stock as capital assets.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were United States citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular non-United States Holder's tax position, including whether such non-United States Holder is a United States expatriate.

     Dividends received by a non-United States Holder with respect to Bowater Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States will generally be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

     Subject to the discussion below, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of Exchangeable Shares for Bowater Common Stock, or on the sale or exchange of Bowater Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States or
(ii) the non-United States Holder is an individual who holds Exchangeable Shares or the Bowater Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     Notwithstanding the general rule set forth in the preceding paragraph, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), gain or loss recognized by a non-United States Holder on the sale or exchange of Exchangeable Shares, or on the sale or exchange of Bowater Common Stock, will be subject to regular United States federal income tax as if such gain or loss were effectively connected with a United States trade or business if (a) shares of Bowater Common Stock are "United States real property interests" ("USRPIs") (as defined below) with respect to the non-United States Holder and (b) the non-United States Holder is a "greater than 5 percent shareholder" (as defined below) at some time during the shorter of (x) the five-year period ending on the date of the exchange of the Exchangeable Shares or Bowater Common Stock (as the case may be) or (y) the period during which such non-United States Holder held the Exchangeable Shares or Bowater Common Stock (as the case may be) (such period the "FIRPTA holding period").

     Shares of Bowater Common Stock will be USRPIs with respect to a non-United States Holder unless it is established that Bowater was at no time a United States real property holding corporation (a "USRPHC") during the non-United States Holder's FIRPTA holding period. A corporation is a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50 percent of the sum of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). Bowater does not believe that it is presently a USRPHC. Moreover, Bowater considers it unlikely that it will become a USRPHC in the future unless its interests in United States real property increase significantly as a result of one or more acquisitions, but there can be no assurance that Bowater is not, or will not in any event become, a USRPHC in the future. After the Arrangement, Bowater intends to monitor its USRPHC status regularly, and will endeavor to notify non-United States Holders of Exchangeable Shares and Bowater Common Stock if it believes that it may become a USRPHC in any taxable year.

     The definition of a "greater than 5 percent shareholder" is complex and subject to some uncertainty. In the case of a non-United States Holder who owns only Bowater Common Stock (actually and constructively), such non-United States Holder will be a greater than 5 percent shareholder if such non-United States Holder holds more than 5 percent of the total fair market value of the Bowater Common Stock outstanding (on a non-diluted basis). In the case of a non-United States Holder who owns only Exchangeable Shares (actually and constructively), disregarding for this purpose any Bowater Common Stock constructively owned by reason of ownership of Exchangeable Shares, such non-United States Holder will be a greater than 5 percent shareholder if such holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5 percent of the total fair market value of the Bowater Common Stock outstanding (on a non-diluted basis) on such date and the Exchangeable Shares are not treated as "regularly traded on an established securities market". It is not anticipated that the Exchangeable Shares will be considered regularly traded on an established securities market for this purpose as neither Bowater nor Bowater Canada anticipates making certain filings which would be required for the Exchangeable Shares to be so considered. If the Exchangeable Shares were so treated, a non-United States Holder who holds more than 5 percent of the total fair market value of the Exchangeable Shares outstanding could be treated as a greater than 5 percent shareholder. If, at any time, shares of Bowater Common Stock were not regularly traded on an established securities market, or the Exchangeable Shares were traded on an established securities market located in the United States, different rules, not described herein, may apply. Non-United States Holders who believe they may be greater than 5 percent shareholders are particularly urged to consult their own tax advisors to determine the possible application of FIRPTA to them.

     A non-United States Holder that is a greater than 5 percent shareholder at any time during the FIRPTA holding period may be subject to withholding on the sale or exchange of Exchangeable Shares, if, at the time of such sale or exchange, such Exchangeable Shares are not treated as regularly traded on an established securities market. Upon the sale or exchange of Exchangeable Shares, the transferee of such Exchangeable Shares would be required to withhold 10 percent of the amount realized in the sale or exchange, unless, in general, the non-United States Holder obtains from Bowater and provides to the transferee a statement signed under penalties of perjury to the effect that Bowater is not a USRPHC and was not a USRPHC at any time during the FIRPTA holding period. Any tax withheld may be credited against the United States federal income tax owed by the non-United States Holder for the year in which the sale or exchange occurs.

     The foregoing discussion of the possible application of the FIRPTA rules to non-United States Holders is only a discussion of certain material aspects of these rules. Because the United States federal income tax consequences to a non-United States Holder under FIRPTA may be significant and are complex, non-United States Holders are urged to discuss those consequences with their tax advisors.

                                 LEGAL OPINIONS


     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for Bowater by Anthony H. Barash, Senior Vice President
-- Corporate Affairs and General Counsel. Certain Canadian federal income tax consequences have been passed upon by Davies, Ward & Beck and Fraser & Beatty, and certain U.S. federal income tax consequences have been passed upon by Fried, Frank, Harris, Shriver & Jacobson, as set forth under "Income Tax Considerations".


                                    EXPERTS

     The consolidated financial statements of Bowater, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of Avenor, incorporated by reference herein as of December 31, 1997, 1996 and 1995, and for each of the three years in the period ended December 31, 1997, have been audited by Price Waterhouse, Chartered Accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Effective July 1, 1998, Price Waterhouse and Coopers & Lybrand merged to become PricewaterhouseCoopers.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOWATER OR ANY OTHER PERSON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Risk Factors..........................     3
Bowater...............................     6
Use of Proceeds.......................     6
Description of Capital Stock..........     6
Plan of Distribution..................     8
Income Tax Considerations.............    12
Legal Opinions........................    21
Experts...............................    21

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                    BOWATER
                                  INCORPORATED

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                                 July 24, 1998


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be paid by Bowater in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $     0
Printing expenses...........................................   15,000
Accounting fees and expenses................................    3,500
Legal fees and expenses.....................................   25,000
Miscellaneous...............................................    6,500
                                                              -------
          Total.............................................  $50,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Restated Certificate of Incorporation of Bowater provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, Bowater shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of Bowater or is or was serving at the request of Bowater as a director or officer of another enterprise.

     Under insurance policies maintained by Bowater, directors and officers of Bowater may be indemnified against certain losses arising from certain claims, including claims under the Securities Act, which may be made against such persons by reason for their being such directors or officers.

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
2.1      Amended and Restated Arrangement Agreement dated as of March
         9, 1998 by and between Bowater and Avenor (incorporated by reference to Exhibit 2.1 to Annex D of the Joint Management
         Information Circular and Proxy Statement filed on June 18,
         1998 on Schedule 14A for Bowater).
4.1      Agreement pursuant to S-K Item 601(b)(4)(iii)(A) to provide the Commission upon request copies of certain other
         instruments with respect to long-term debt not being
         registered where the amount of securities authorized under each such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated
         basis (incorporated by reference to Exhibit 4.3 to Bowater's
         Registration Statement No. 2-93455).
4.2      Indenture, dated as of August 1, 1989, by and between the
         Company and Manufacturers Hanover Trust Company, as Trustee,
         with respect to the 9% Debentures Due 2009 (incorporated by reference to Exhibit 4.7 to Bowater's Registration Statement
         No. 33-61219).
4.3      Indenture, dated as of December 1, 1991, by and between the
         Company and Marine Midland Bank, N.A., as Trustee, with
         respect to the 9 3/8% Debentures Due 2021 (incorporated by reference to Exhibit 4.8 to Bowater's Annual Report on Form
         10-K for the period ending December 31, 1991, File No.
         1-8712 (the "1991 10-K")).
4.4      Indenture, dated as of December 1, 1991, by and between
         Bowater and Marine Midland Bank, N.A., as Trustee, with
         respect to the 8 1/2% Notes Due 2001 (incorporated by
         reference to Exhibit 4.9 to the 1991 10-K).
4.5      Indenture, dated as of October 15, 1992, by and between
         Bowater and The Chase Manhattan Bank (N.A.) as Trustee, with respect to the 8 1/4% Notes Due 1999 (incorporated by
         reference to Exhibit 4.10 to Bowater's Annual Report on
         Form-10K for the period ending December 31, 1992, File No.
         1-8712 (the "1992 10-K")).
4.6      Indenture, dated as of October 15, 1992, between Bowater and
         The Chase Manhattan Bank (N.A.) as Trustee, with respect to the 9 1/2% Debentures Due 2012 (incorporated by reference to
         Exhibit 4.11 to the 1992 10-K).
4.7      First Supplemental Indenture dated as of July 24, 1998,
         among Avenor, Bowater, Bowater Canada and Montreal Trust
         Company, as trustee, with respect to the 7.5% Convertible
         Unsecured Subordinated Debentures Due 2004 of Avenor.
4.8      Deposit Agreement, dated as of February 1, 1994, by and
         among Bowater, Trust Company Bank, as Depositary, and the
         holders from time to time of the Depositary Receipts
         relating to Bowater's 8.40% Series C Cumulative Preferred
         Stock, together with form of Depositary Receipt
         (incorporated by reference to Exhibit 4.4 to the February
         1994 8-K).
4.9      Restated Certificate of Incorporation of Bowater, as amended
         (incorporated by reference to Exhibit 4.2 to the Bowater's
         Registration Statement No. 33-51569).
4.10     Certificate of Designations of the 8.40% Series C Cumulative
         Preferred Stock of Bowater (incorporated by reference to
         Exhibit 4.2 to the February 1994 8-K).
4.11     Certificate of Designation of the Special Voting Stock of
         Bowater.
4.12     Bylaws of Bowater amended and restated as of May 20, 1998.*
5        Opinion of Anthony H. Barash regarding the legality of the securities being issued.*
8.1      Opinion of Davies, Ward & Beck regarding tax matters.*
8.2      Opinion of Fraser & Beatty regarding tax matters.*
8.3      Opinion of Fried, Frank, Harris, Shriver & Jacobson
         regarding tax matters.*

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
23.1     Consent of KPMG Peat Marwick LLP, independent accountants.
23.2     Consent of PricewaterhouseCoopers, Chartered Accountants.
23.5     Consent of Anthony H. Barash (included in Exhibit 5).
23.6     Consent of Davies, Ward & Beck (included in Exhibit 8.1).
23.7     Consent of Fraser & Beatty (included in Exhibit 8.2).
23.8     Consent of Fried, Frank, Harris, Shriver & Jacobson
         (included in Exhibit 8.3).
24       Powers of Attorney.*
99.1     Form of Voting and Exchange Trust Agreement among Bowater,
         Bowater Holdings, Bowater Canada and Montreal Trust Company
         of Canada (incorporated by reference to Annex F of the Joint
         Management Information Circular and Proxy Statement filed on
         June 18, 1998 on Schedule 14A for Bowater).
99.2     Form of Support Agreement among Bowater, Bowater Holdings
         and Bowater Canada (incorporated by reference to Annex G of the Joint Management Information Circular and Proxy
         Statement filed on June 18, 1998 on Schedule 14A for
         Bowater).


---------------


* Previously filed.


ITEM 17.  UNDERTAKINGS

     (a) Bowater hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, However, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Bowater pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bowater pursuant to the provisions described under Item 15 above, or otherwise, Bowater has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bowater of expenses incurred or paid by a director, officer or controlling person of Bowater in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bowater will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Bowater certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, the state of South Carolina, on July 24, 1998.


                                          BOWATER INCORPORATED

                                          By: /s/ ARNOLD M. NEMIROW
                                            ------------------------------------
                                            (Arnold M. Nemirow
                                            Chairman of the Board, President and
                                            Chief Executive Officer)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

               /s/ ARNOLD M. NEMIROW                 Director, Chairman of the Board,      July 24, 1998
---------------------------------------------------    President and Chief Executive
                 Arnold M. Nemirow                     Officer

               /s/ DAVID G. MAFFUCCI                 Senior Vice President and Chief       July 24, 1998
---------------------------------------------------    Financial Officer
                 David G. Maffucci

               /s/ MICHAEL F. NOCITO                 Vice President and Controller         July 24, 1998
---------------------------------------------------
                 Michael F. Nocito

                         *                           Director                              July 24, 1998
---------------------------------------------------
                Francis J. Aguilar

                         *                           Director                              July 24, 1998
---------------------------------------------------
                  H. David Aycock

                         *                           Director                              July 24, 1998
---------------------------------------------------
                   Richard Barth

                         *                           Director                              July 24, 1998
---------------------------------------------------
                 Kenneth M. Curtis

                         *                           Director                              July 24, 1998
---------------------------------------------------
                 Charles J. Howard

                         *                           Director                              July 24, 1998
---------------------------------------------------
                Donald R. Melville

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                         *                           Director                              July 24, 1998
---------------------------------------------------
                   James L. Pate

                         *                           Director                              July 24, 1998
---------------------------------------------------
                   John A. Rolls

              *By: /s/ WENDY C. SHIBA                                                      July 24, 1998
   ---------------------------------------------
        (Wendy C. Shiba, Attorney-in-Fact)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
2.1      Amended and Restated Arrangement Agreement dated as of March
         9, 1998 by and between Bowater and Avenor (incorporated by reference to Exhibit 2.1 to Annex D of the Joint Management
         Information Circular and Proxy Statement filed on June 18,
         1998 on Schedule 14A for Bowater).
4.1      Agreement pursuant to S-K Item 601(b)(4)(iii)(A) to provide the Commission upon request copies of certain other
         instruments with respect to long-term debt not being
         registered where the amount of securities authorized under each such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated
         basis (incorporated by reference to Exhibit 4.3 to Bowater's
         Registration Statement No. 2-93455).
4.2      Indenture, dated as of August 1, 1989, by and between the
         Company and Manufacturers Hanover Trust Company, as Trustee,
         with respect to the 9% Debentures Due 2009 (incorporated by reference to Exhibit 4.7 to Bowater's Registration Statement
         No. 33-61219).
4.3      Indenture, dated as of December 1, 1991, by and between the
         Company and Marine Midland Bank, N.A., as Trustee, with
         respect to the 9 3/8% Debentures Due 2021 (incorporated by reference to Exhibit 4.8 to Bowater's Annual Report on Form
         10-K for the period ending December 31, 1991, File No.
         1-8712 (the "1991 10-K")).
4.4      Indenture, dated as of December 1, 1991, by and between
         Bowater and Marine Midland Bank, N.A., as Trustee, with
         respect to the 8 1/2% Notes Due 2001 (incorporated by
         reference to Exhibit 4.9 to the 1991 10-K).
4.5      Indenture, dated as of October 15, 1992, by and between
         Bowater and The Chase Manhattan Bank (N.A.) as Trustee, with respect to the 8 1/4% Notes Due 1999 (incorporated by
         reference to Exhibit 4.10 to Bowater's Annual Report on
         Form-10K for the period ending December 31, 1992, File No.
         1-8712 (the "1992 10-K")).
4.6      Indenture, dated as of October 15, 1992, between Bowater and
         The Chase Manhattan Bank (N.A.) as Trustee, with respect to the 9 1/2% Debentures Due 2012 (incorporated by reference to
         Exhibit 4.11 to the 1992 10-K).
4.7      First Supplemental Indenture dated as of July 24, 1998,
         among Avenor, Bowater, Bowater Canada and Montreal Trust
         Company, as trustee, with respect to the 7.5% Convertible
         Unsecured Subordinated Debentures Due 2004 of Avenor.
4.8      Deposit Agreement, dated as of February 1, 1994, by and
         among Bowater, Trust Company Bank, as Depositary, and the
         holders from time to time of the Depositary Receipts
         relating to Bowater's 8.40% Series C Cumulative Preferred
         Stock, together with form of Depositary Receipt
         (incorporated by reference to Exhibit 4.4 to the February
         1994 8-K).
4.9      Restated Certificate of Incorporation of Bowater, as amended
         (incorporated by reference to Exhibit 4.2 to the Bowater's
         Registration Statement No. 33-51569).
4.10     Certificate of Designations of the 8.40% Series C Cumulative
         Preferred Stock of Bowater (incorporated by reference to
         Exhibit 4.2 to the February 1994 8-K).
4.11     Certificate of Designation of the Special Voting Stock of
         Bowater.
4.12     Bylaws of Bowater amended and restated as of May 20, 1998.*
5        Opinion of Anthony H. Barash regarding the legality of the securities being issued.*
8.1      Opinion of Davies, Ward & Beck regarding tax matters.*
8.2      Opinion of Fraser & Beatty regarding tax matters.*
8.3      Opinion of Fried, Frank, Harris, Shriver & Jacobson
         regarding tax matters.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.1     Consent of KPMG Peat Marwick LLP, independent accountants.
23.2     Consent of PricewaterhouseCoopers, Chartered Accountants.
23.5     Consent of Anthony H. Barash (included in Exhibit 5).
23.6     Consent of Davies, Ward & Beck (included in Exhibit 8.1).
23.7     Consent of Fraser & Beatty (included in Exhibit 8.2).
23.8     Consent of Fried, Frank, Harris, Shriver & Jacobson
         (included in Exhibit 8.3).
24       Powers of Attorney.*
99.1     Form of Voting and Exchange Trust Agreement among Bowater,
         Bowater Holdings, Bowater Canada and Montreal Trust Company
         of Canada (incorporated by reference to Annex F of the Joint
         Management Information Circular and Proxy Statement filed on
         June 18, 1998 on Schedule 14A for Bowater).
99.2     Form of Support Agreement among Bowater, Bowater Holdings
         and Bowater Canada (incorporated by reference to Annex G of the Joint Management Information Circular and Proxy
         Statement filed on June 18, 1998 on Schedule 14A for
         Bowater).

---------------

* Previously filed.